Exhibit 5

LEGAL

WILMINGTON, DELAWARE 19898

April 23, 2014

E. I. du Pont de Nemours and Company

1007 Market Street

Wilmington, Delaware 19898

Sir/Madam:

Reference is made to this Registration Statement on Form S-8 being filed by you with the Securities and Exchange Commission, relating to ten million (10,000,000) shares of E. I. du Pont de Nemours and Company (hereinafter called “the Company”) $0.30 par value Common Stock (“Common Stock”). It is my opinion that:

(a)                                 the Company is duly organized and existing under the laws of the State of Delaware; and

(b)                                 all shares of Common Stock so registered are or will when sold, be legally issued, fully paid and nonassessable.

I hereby consent to the use of this opinion in connection with the above-mentioned Registration Statement.

Very truly yours,

/s/ Thomas L. Sager
Thomas L. Sager
Senior Vice President and General Counsel